United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2006

UNION BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-20293	54-1598552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

212 North Main Street

P.O. Box 446

Bowling Green, Virginia 22427

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (804) 633-5031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 5, 2006, Union Bankshares Corporation (the “Company”) and Union Bank and Trust Company, a wholly owned subsidiary of the Company (the “Bank”), entered into an amended and restated employment agreement (the “Amended Agreement”) with John C. Neal, effective as of May 1, 2006, pursuant to which the Bank will continue to employ Mr. Neal as President and Chief Executive Officer. The following summary description is qualified in its entirety by reference to the Amended Agreement, which is attached to this Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

The Amended Agreement, which has an initial term of two years, provides that beginning on the commencement of the employment period under the Amended Agreement and on each day thereafter the term of the Amended Agreement will automatically be extended an additional day, unless the Bank gives notice that the employment term will not thereafter be extended.

Under the Amended Agreement, Mr. Neal’s initial annual base salary will be $232,540, which will be reviewed annually by the Board of Directors. Mr. Neal will be entitled to annual cash bonuses and stock-based awards in such amounts as may be determined in accordance with the terms and conditions of the applicable management incentive plan adopted on an annual basis by the Board of Directors of the Company.

The Bank may terminate Mr. Neal’s employment at any time for “Cause” (as defined in the Amended Agreement) without the Bank or the Company incurring any additional obligations to him. If the Bank terminates Mr. Neal’s employment for any reason other than for “Cause” or if Mr. Neal terminates his employment for “Good Reason” (as defined in the Amended Agreement), the Bank or the Company, as applicable, will generally be obligated to continue to provide the compensation and benefits specified in the Amended Agreement for two years following the date of termination. Upon the termination of his employment, Mr. Neal will be subject to certain noncompetition and nonsolicitation restrictions.

The Amended Agreement will terminate in the event that there is a change in control of the Company, at which time the change in control agreement, dated as of November 1, 2003, between the Company and Mr. Neal will become effective and any termination benefits will be determined and paid solely pursuant to the change in control agreement. The Amended Agreement includes two substantive changes to the employment agreement entered into by and between the parties on July 27, 2006 and effective as of May 1, 2006: (1) if Mr. Neal dies while employed by the Bank, the Bank will continue to pay Mr. Neal’s designated beneficiary, or his estate, as applicable, an amount equal to Mr. Neal’s then current base salary for six months after Mr. Neal’s death; and (2) if Mr. Neal is terminated as a result of his disability as determined pursuant to the Amended Agreement, then certain restrictions imposed by the Amended Agreement shall not apply after he ceases to be employed by the Bank.

Also on September 5, 2006, the Company entered into an employment agreement (the “Agreement”) with D. Anthony Peay, effective as of May 1, 2006, pursuant to which the Company will continue to employ Mr. Peay as Executive Vice President and Chief Financial Officer. The following summary description is qualified in its entirety by reference to the Agreement, which is attached to this Form 8-K as Exhibit 10.2, and is incorporated herein by reference.

The Agreement, which has an initial term of two years, provides that beginning on the commencement of the employment period under the Agreement and on each day thereafter the term of the Agreement will automatically be extended an additional day, unless the Company gives notice that the employment term will not thereafter be extended.

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Under the Agreement, Mr. Peay’s initial annual base salary will be $185,000, which will be reviewed annually by the Company’s Board of Directors. Mr. Peay will be entitled to annual cash bonuses and stock-based awards in such amounts as may be determined in accordance with the terms and conditions of the applicable management incentive plan adopted on an annual basis by the Company’s Board of Directors.

The Company may terminate Mr. Peay’s employment at any time for “Cause” (as defined in the Agreement) without the Company’s incurring any additional obligations to him. If the Company terminates Mr. Peay’s employment for any reason other than for “Cause” or if Mr. Peay terminates his employment for “Good Reason” (as defined in the Agreement), the Company will generally be obligated to continue to provide the compensation and benefits specified in the Agreement for two years following the date of termination. Upon the termination of his employment, Mr. Peay will be subject to certain noncompetition and nonsolicitation restrictions.

The Agreement will terminate in the event that there is a change in control of the Company, at which time the change in control agreement, dated as of November 21, 2000, between the Company and Mr. Peay will become effective and any termination benefits will be determined and paid solely pursuant to the change in control agreement. If Mr. Peay dies while employed by the Company, the Company will continue to pay Mr. Peay’s designated beneficiary, or his estate, as applicable, an amount equal to Mr. Peay’s then current base salary for six months after Mr. Peay’s death; and (2) if Mr. Peay is terminated as a result of his disability as determined pursuant to the Agreement, then certain restrictions imposed by the Agreement shall not apply after he ceases to be employed by the Company.

Item 7.01. Regulation FD Disclosure.

The following information and exhibit is being furnished pursuant to Regulation FD.

On September 7, 2006, the Company issued a press release announcing a three-for-two stock split to shareholders of record as of the close of business on October 2, 2006. A copy of the Company’s press release is attached as Exhibit 99.1 hereto and is hereby incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Employment Agreement, effective as of May 1, 2006, by and between Union Bank and Trust Company, Union Bankshares Corporation and John C. Neal.

10.2	Employment Agreement, effective as of May 1, 2006, by and between Union Bankshares Corporation and D. Anthony Peay.

99.1	The Company’s press release dated September 7, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNION BANKSHARES CORPORATION

Date: September 8, 2006	By:	/s/ G. William Beale
G. William Beale
President and Chief Executive Officer

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